Exhibit 21.1

SUBSIDIARIES OF LINKEDIN CORPORATION

LinkedIn Australia Pty Limited

LinkedIn Representações do Brasil Ltda.

LinkedIn France SAS

LinkedIn Germany GmbH

LinkedIn Ireland Limited

LinkedIn Italy S.r.l.

LinkedIn Japan Ltd

LinkedIn Netherlands B.V.

LinkedIn Singapore Pte. Ltd.

LinkedIn Spain, S.L.

LinkedIn Sweden AB

LinkedIn Technology Canada Inc.

LinkedIn Technology Information Private Limited (India)

LinkedIn Technology Limited (Non-resident Irish company, tax resident in Isle of Man)

LinkedIn Technology UK Limited